Welcome

Introduction:

Attendees - Dave Wesselink, Executive Vice President & CFO
                 Jean Benson,  Sr. VP, Finance and Corporate Controller
                 Jeff Grosklags, Sr. Director of Financial Reporting
                 Jill Barclift, Executive Vice President and General Counsel

The agenda for today is to review the accounting impact of the Thomas H. Lee conversion that occurred June 1, 1999 that was included in our press release dated June 22, 1999. We have sent out 3 schedules that show the impact of the THL conversion.

FORWARD LOOKING STATEMENT

Investors are cautioned that all statements in this call that are not historical, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements include statements regarding intent, belief or current expectations of the Company and its management. They are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from those discussed in the forward-looking statements, as a result of various factors, including those set forth under "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

As you are all aware, THL invested $300 million in the Company on December 9, 1998. The initial investment was comprised of $200 million Series B Perpetual Preferred Stock, $100 million of Senior Notes and 7.5 million warrants to purchase the Company's common stock at a strike price of $15. The Company received shareholder approval on March 12, 1999, and the Lee Company received notice from the OCC on May 28, 1999, that they had no regulatory objection to the issuance of the Series C Perpetual Convertible Preferred Stock.
The conversion occurred on June 1, 1999.

The conversion from the initial investment to the Series C Preferred Stock caused a one-time, non-cash accounting adjustment. This adjustment represents the excess of the fair value of the Series C Preferred Stock at the time of issuance over the carrying value of the initial securities. In accordance with the Emerging Issues Task Force Topic D-42 "The Effect on the calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock," this excess represents a return to the preferred stockholder and, therefore, should be treated in a manner similar to the treatment of dividends paid to the holders of the preferred stock in the calculation of earnings per share. The schedule titled "One-time adjustment" sets forth the calculation of the $152.4 million one-time adjustment. The closing price of our common stock on May 28 was $29.16. The common stock price at the time the significant terms of the initial investment were finalized was $15.50. The conversion change factor represents the rate the Series C Preferred value moves with every dollar movement of the Company's common stock. This factor was determined using a convertible security model to estimate the rate of change of the convertible preferred value based upon movements in the underlying common stock price. The adjustment is allocated between the Series B Preferred and the Senior Notes based upon their initial fair values. The total $152.4 million adjustment is allocated $50.8 million to the early extinguishment of the Senior Notes and $101.6 million to the early retirement of Series B Preferred Stock.

The schedule titled "Capitalization table" sets forth the Lee Senior Notes and the capitalization of the Company at March 31, 1999, on a pro forma basis to reflect the conversion of the Thomas H. Lee investment. As you can see, Total Stockholders' Equity increased by $72.8 million. This amount represents the $100 million Senior Notes that converted to the Series C Preferred Stock, net of $30 million in transaction costs associated with the Lee investment and the difference between 9% dividends accrued on the $200 million Series B Preferred Stock and 9% dividends accrued on the $300 million Series C Preferred Stock. The Series B Preferred Stock is retired and the Lee Senior Notes are extinguished. The Series C Preferred Stock is recorded at the initial $300 million plus dividends accrued as if the Series C Preferred Stock had been outstanding since December 9, 1998. The $50.8 million adjustment related to the Senior Notes is reflected through the reclassification of retained earnings to paid-in-capital. The $20.8 million increase in the Paid-in Capital represents the reclassification of the early extinguishment related to the Senior Notes offset by the $30 million of transaction costs.

The schedule titled "EPS impact" sets forth the impact of the conversion on the Company's net income and earnings per share as of March 31, 1999, assuming the THL conversion occurred on February 28, 1999. The adjustment related to the Senior Notes is recognized as an extraordinary loss and is not recorded net of tax. The adjustment related to the Series B Preferred is recognized as a reduction of net income available to common stockholders. In calculating the basic net loss per share before extraordinary loss, the numerator is net income before extraordinary loss less the Preferred B and C dividends less the adjustment for the retirement of the Series B Preferred Stock. The denominator for basic is just common shares outstanding and does not include any shares associated with the dilutive impact of options or any preferred shares. In calculating the diluted net loss per share before extraordinary loss, the numerator is net income before extraordinary loss less the Preferred B dividends less the adjustment for the retirement of the Series B Preferred Stock. The denominator for diluted is common shares outstanding including the dilutive impact of options and the shares outstanding on an as converted basis for the Series C Preferred for the period from February 28, 1999, through March 31, 1999. Under generally accepted accounting principles, the Company is required to report diluted earnings per share at the lower of basic or diluted.